The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration file No. 333-199424
Subject to Completion,
Preliminary Prospectus Supplement dated September 14, 2015
PROSPECTUS SUPPLEMENT
(To prospectus dated November 4, 2014)
$40 Million

Common Stock

We are offering       shares of our common stock at the public offering price of  $      per share. Our common stock is listed on the NASDAQ Global Market under the symbol “BCBP.” On September 11, 2015, the last reported sale price of our common stock as reported on the NASDAQ Global Market was $11.00 per share.
Investing in our common stock involves a high degree of risk. Before buying shares of our common stock, you should carefully consider the risks described under the caption “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.
	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
The underwriter will be reimbursed for certain expenses in this offering. See “Underwriting” for details.

The underwriter also has the option to purchase up to an additional       shares in the aggregate from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
These securities are not deposits or obligations of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.
The underwriter expects to deliver the shares against payment on or about            , 2015.

The date of this prospectus supplement is             , 2015

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to, updates and otherwise changes the information contained in the accompanying prospectus or incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date will apply and will supersede the earlier statement.
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, sell the securities described in the accompanying prospectus in one or more offerings up to a total amount of  $50,000,000. The shelf registration statement went effective on November 4, 2014.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have prepared which relates to a particular offering. We and the underwriter have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriter is making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have prepared is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “we,” “us,” “our” or similar references mean BCB Bancorp, Inc. and its subsidiaries on a consolidated basis.
S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein or therein, may not be based on historical facts and constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, or the PSLRA. Such forward-looking statements, in addition to historical information, involve risks and uncertainties, and are based on the beliefs, assumptions and expectations of our management team. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.
Factors that could cause future results to vary from current management expectations as reflected in our forward looking statements include, but are not limited to:
•
unfavorable economic conditions in the United States generally and particularly in our primary market area;

•
the effects of declines in housing markets and real estate values that may adversely impact the collateral underlying our loans;

•
increase in unemployment levels and slowdowns in economic growth;

•
our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs;

•
the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios;

•
the credit risk associated with our loan portfolio;

•
changes in the quality and composition of the Bank’s loan and investment portfolios;

•
changes in our ability to access cost-effective funding;

•
deposit flows;

•
legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates;

•
monetary and fiscal policies of the federal government;

•
changes in tax policies, rates and regulations of federal, state and local tax authorities;

•
inflation;

•
demands for our loan products;

•
demand for financial services;

•
competition;

•
changes in the securities or secondary mortgage markets;

•
changes in management’s business strategies;

•
our ability to enter new markets successfully;

•
our ability to successfully integrate acquired businesses;

•
changes in consumer spending;

•
our ability to retain key employees;

S-iii

•
the effects of any reputational, credit, interest rate, market, operational, legal, liquidity or regulatory changes;

•
expanded regulatory requirements as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which could adversely affect operating results; and

•
other factors discussed elsewhere in this prospectus supplement and the accompanying prospectus, and in our periodic and current reports filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement. We do not assume any obligation to revise forward-looking statements except as may be required by law.
S-iv

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, before making a decision to invest in our common stock you should read the entire prospectus supplement and accompanying prospectus carefully, including the risk factors and financial statements and notes thereto that are included or incorporated by reference herein or therein. See “Where You Can Find Additional Information.”
Company Overview
We are a New Jersey bank holding company headquartered in Bayonne, New Jersey, and the parent of BCB Community Bank, or the Bank. Our primary markets are Hudson, Bergen, Essex and Middlesex Counties in New Jersey and the five boroughs of New York City, served by our 14 branches in New Jersey, one branch in Staten Island, New York and our three loan production offices in Freehold and Bayonne, New Jersey, and Manhattan, New York. Our Bank’s primary county of operations, Hudson County, is a densely populated, highly diverse market with a large concentration of wealth. The area is marked with desirable commercial, industrial and residential space along the Hudson River and throughout the county, and acts as a central transportation hub for both commuter and freight traffic. At June 30, 2015, we had approximately $1.498 billion in consolidated assets, $1.178 billion in deposits and $106.0 million in consolidated stockholders’ equity.
We are committed to being a premier community bank in Northern New Jersey and New York metropolitan area. We believe that our primary markets are characterized by attractive demographics and favorable competitive dynamics, thereby offering long-term opportunities for growth. We have a history of building long-term customer relationships and attracting new customers through what we believe is our superior customer service and our ability to deliver our product offerings in an efficient manner. In addition, we believe that our extensive local ownership, coupled with a respected and experienced executive management team and board of directors, give us credibility with our existing and potential new customers. Our focus is on building a franchise with meaningful market share and consistent revenue growth complemented by operational efficiencies that we believe will produce attractive risk-adjusted returns for our shareholders.
Our business is to offer FDIC-insured deposit products and to invest those funds, together with funds generated from operations, in loans and investment securities. We offer our customers loans, including commercial and multi-family real estate loans, one- to four-family residential mortgage loans, home equity loans, construction loans, consumer loans and commercial business loans. In recent years the primary growth in our loan portfolio has been in loans secured by commercial real estate and multi-family properties.
Our History and Market Growth Strategy
BCB Community Bank opened for business on November 1, 2000, as Bayonne Community Bank, a New Jersey state-chartered commercial bank, with the goal of providing premier community banking services to the communities in which we operate. Bayonne Community Bank changed its name to BCB Community Bank in April 2007.
Our strategy is to grow organically by building long-term relationships with our customers, thereby creating cross-selling opportunities, and to expand opportunistically in our primary markets or new markets with attractive economic characteristics and market demographics. We complement our organic growth by pursuing strategic acquisitions in our primary markets or in markets that are complementary to our existing markets. More specifically our growth strategies involve:
•
Capitalizing on market dynamics and creating a responsive, customer-centric community bank.   The consolidation of the banking industry in northeast New Jersey and the greater metropolitan New York area has provided a unique opportunity for a customer-focused banking institution to attract local customers. This consolidation has moved decision-making away from local, community-based banks to much larger banks headquartered outside of the New York metropolitan area. We believe our local roots, community focus and customer-centric model provides the Bank with continuing opportunities to capitalize on the consolidation in our markets. Our organic growth strategy is based on offering a broad array of products and services which we customize to focus on building long-term relationships with our customers. By focusing on the entire customer relationship and being responsive to customers’ needs, we build trust which leads to long-term customer relationships and cross-selling opportunities. In addition, we are committed to meeting the needs of the communities we serve. Many of our directors and officers are Hudson County, New Jersey natives, and many are well-established local professionals and business leaders. As a result, customers and potential customers within our primary markets frequently interact with our directors, officers and employees.
•
Attracting highly experienced and qualified personnel.   An important part of our strategy is to continue to hire bankers who have experience in our primary markets, as well as pre-existing business relationships. In an effort to continually improve the strength of our team, over the last two years we have hired experienced bankers in key roles, including our Chief Financial Officer, Chief Credit Officer and Chief Risk Officer. Our management team averages over 20 years of banking experience, while our lenders and branch personnel have significant experience in and around our markets. We believe that our management’s knowledge of our markets has allowed us to develop a highly focused and disciplined approach to lending, and has enabled the Bank to attract a high percentage of low cost deposits to fund our asset growth.

•
Strengthening our balance sheet.   Management remains committed to strengthening the Bank’s asset quality and increasing profitability by diversifying the products, pricing and services we offer and through expansion in geographic lending. As a result of our efforts, total past due loans have decreased from $38.7 million at June 30, 2012 to $34.3 million at June 30, 2015, while gross loans increased from $837.2 million at June 30, 2012 to $1.407 billion at June 30, 2015. During this same time period, nonaccrual loans have decreased from $34.5 million at June 30, 2012 to $19.4 million at June 30, 2015 while the Bank’s net interest margin has expanded from 3.47% for the six months ending June 30, 2012 to 3.87% for the six months ending June 30, 2015.

•
Strategic Acquisitions.   To complement our organic growth, we focus on strategic acquisitions in or around our existing markets which we believe will enhance our growth strategy. We believe there are many banking institutions that continue to face credit challenges, capital constraints and liquidity issues, while also lacking the scale and management expertise to manage the increasing regulatory burdens faced by many institutions. Since our founding, we have completed two acquisitions. The first was our acquisition of Pamrapo Bancorp, Inc., in July 2010, which had approximately $590 million in assets. The second was the acquisition of Allegiance Community Bank in October 2011, which had approximately $120 million in assets. These acquisitions greatly increased our size and operating footprint. We intend to continue to seek and evaluate other potential acquisitions which can provide meaningful financial benefits, long-term organic growth opportunities and expense reductions without compromising our risk profile or our commitment to extraordinary customer service.

•
Organic Branching Initiative.   Beginning in July 2014, we commenced an organic branching initiative in order to expand our primary markets, reduce any potential risk of our strong Hudson County concentration and to fill in and grow our branch footprint. To this end, we opened a full-service branch in Colonia, New Jersey, in July 2014, a full-service branch in Fairfield, New Jersey, in November 2014, and full-service branches in both Staten Island, New York, and Rutherford, New Jersey, in February 2015. We are seeking additional opportunities to open branches in strategic market areas and expect to open one branch each quarter during the next 12 months.

We believe that our growth strategies have allowed us to achieve significant growth even in a challenging economic environment, including the following:
•
Solidifying our presence in Hudson County, in particular with the completion of our merger with Pamrapo Bancorp, Inc., in July 2010; expanding our footprint into Essex and Middlesex Counties with the acquisition of Allegiance Community Bank in October 2011; the expansion of our branch network into Bergen County and Staten Island, New York; and establishing a loan production office in midtown Manhattan.

•
Growing our total assets to approximately $1.498 billion at June 30, 2015, from $1.107 billion at December 31, 2010 (the first year end following the completion of our acquisition of Pamrapo Bancorp, Inc.), representing a 7.0% compound annual growth rate, and growing our deposits to approximately $1.178 billion at June 30, 2015, from $886.3 million at December 31, 2010, representing a compound annual growth rate of 6.5%.

•
Growing our total loans outstanding to approximately $1.407 billion at June 30, 2015, from $787.1 million at December 31, 2010, representing a 13.8% compound annual growth rate. Commercial real estate loans at June 30, 2015, comprised 45.4% of the total loan portfolio, compared to 21.8% at December 31, 2010, representing a 34.1% compound annual growth rate.

Our Competitive Strengths
We believe that we are especially well-positioned to create value for our shareholders as a result of the following competitive strengths:
•
Experienced Management Team.   Our executive management team is comprised of seasoned professionals with significant banking experience, a history of high performance at regional financial institutions, and success in operating, acquiring and integrating financial institutions. Collectively, our executive officers have over 90 years of commercial banking experience, primarily in the markets in which we currently operate. Our senior management team includes Thomas Coughlin, Chief Executive Officer and President, Thomas Keating, Chief Financial Officer, Joseph Javitz, Senior Vice President and Chief Lending Officer and Sandra Sievewright, Chief Risk Officer and Chief Compliance Officer. In addition to our experienced executive management team, we have a demonstrated ability to grow organically through the recruitment of high quality bankers. We have hired bankers with significant in-market experience, in order to complement and enhance our existing business. Below is certain biographical information regarding our executive officers.

◦
Thomas M. Coughlin is the Chief Executive Officer and President of BCB Bancorp, Inc. and BCB Community Bank, and is the Corporate Secretary of BCB Bancorp, Inc. Mr. Coughlin has been in the banking industry for 28 years. He was formerly Vice President of Chatham Savings Bank. Prior to that, he was the Controller and Corporate Secretary of First Savings Bank of New Jersey.

◦
Thomas P. Keating, CPA, is the Chief Financial Officer of BCB Bancorp, Inc., and BCB Community Bank. Prior to joining the Company and the Bank in March 2014, Mr. Keating served as the Chief Financial Officer and Chief Operating Officer of Enterprise National Bank in Kenilworth, New Jersey, for approximately three years. Mr. Keating had previously worked in various capacities at both BCB and Pamrapo Savings Bank. He also served as Chief Financial Officer of AES Red Oak, LLC, for six years.

◦
Joseph Javitz is a Senior Vice President and Chief Lending Officer of BCB Community Bank. He has been in the banking and financial services industry for more than 31 years. He joined BCB Community Bank in June 2014 as Chief Lending Officer for the Bank. Prior to joining BCB Community Bank, he was the Chief Lending Officer of Abacus Federal Savings Bank, a federally-chartered savings bank in New York City. His career began at Roosevelt Savings Bank, located in Garden City, New York, and has included positions as Senior Vice President and Mortgage Division Executive at the institutions he has served. Mr. Javitz’s diverse experience includes more than 30 years in developing residential, mixed-use, commercial, multi-family and consumer lending business platforms for regional and national lenders.
◦
Sandra Sievewright is the Chief Compliance and Chief Risk Officer of BCB Community Bank. Ms. Sievewright has been in the banking industry for approximately 25 years. Prior to joining the Bank in May 2014, she was the Senior Vice President of a commercial bank in Ocean County, New Jersey and previous to that worked for a community bank in Bergen County as Senior Vice President, Compliance Officer for approximately eight years. Ms. Sievewright’s career began at Central Jersey Savings Bank and has included positions as Assistant Vice President of Lending, Compliance Officer, Community Reinvestment Act Officer, Bank Secrecy Act Officer, Security Officer and Branch Administrator at both community and commercial banks in New Jersey. Ms. Sievewright received a BS degree from Albright College.

•
Dedicated Board of Directors with Strong Community Involvement.   Our board of directors is comprised of a group of local business leaders with strong ties to the communities that we serve and who understand the need for a locally-based and strong community bank with a focus on serving the financial needs of its customers. By capitalizing on the close community ties and business relationships of our executive management team and directors, we are positioned to continue to take advantage of the market opportunities in our markets. In addition, the interests of our executive management team and directors are aligned with those of our shareholders through common stock ownership. At June 30, 2015, our directors and officers beneficially owned approximately 17.9% of our outstanding common stock. Certain of our directors and officers have indicated an interest in purchasing an aggregate of approximately $4.0 million in shares of our common stock in this offering at the public offering price.

•
Scalable Operating Platform.   We provide banking technology, including remote deposit capture, internet banking and mobile banking, to provide our customers with a large array of convenient choices to create a scalable platform to accommodate our future growth aspirations. We believe that our advanced technology, combined with responsive and personal service, provides our customers with a superior banking experience. Moreover, we believe that we have a scalable platform and organizational infrastructure that position us to grow our revenue more rapidly than our operating expenses without significant additional investment in our infrastructure.

•
Strong Market Demographics.   Our primary markets are defined as the greater Hudson County area, specifically the cities of Bayonne, Hoboken and Jersey City. The market area includes numerous affluent areas and suburban communities of professionals who work in New York metropolitan area and Northern New Jersey. The market area is home to a many small to mid-sized businesses which support these communities as well as large employers, ranging from manufacturing, financial services, transportation and logistics, and retail companies to government, education, and hospital services. We believe that these markets have economic and competitive dynamics that are favorable to executing our growth strategy.

Recent Developments
Amendment to Certificate of Incorporation.   On July 10, 2015, the Company amended its Restated Certificate of Incorporation to revise Article V to amend certain terms related to the Series A 6% Noncumulative Perpetual Preferred Stock, the Series B 6% Noncumulative Perpetual Preferred Stock, and to create a new Series C 6% Noncumulative Perpetual Preferred Stock. This amendment set forth the number of shares to be included in such new Series C, and to fix the designation, powers, preferences, and rights of the shares of each Series and any qualifications, limitations or restrictions thereof and/or thereon.
Series C Preferred Stock.   On July 13, 2015, we issued 235 shares of our Series C 6% Noncumulative Perpetual Preferred Stock in a private placement, resulting in gross proceeds of  $2.35 million for 235 shares. The sale represents all of the issued and outstanding shares of Series C 6% Noncumulative Perpetual Preferred Stock, and represents 14.89% of the total issued and outstanding Noncumulative Perpetual Preferred Stock, which includes Series A 6% Noncumulative Perpetual Preferred Stock and Series B 6%

Noncumulative Perpetual Preferred Stock. The purchase price for Series C 6% Noncumulative Perpetual Preferred Stock was $10,000 per share. We may issue and sell up to an additional 265 shares of our Series C 6% Noncumulative Perpetual Preferred Stock by December 31, 2015.
Principal Offices
Our principal executive offices are located at 104-110 Avenue C, Bayonne, New Jersey 07002, and our telephone number is (201) 823-0700. We maintain a website at www.bcbcommunitybank.com. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering
Issuer
BCB Bancorp, Inc.
Common stock we are offering
$40 million.
Offering price per share
$     .
Option to purchase additional shares
The underwriter has an option to purchase up to                 additional shares of our common stock. This option is exercisable by the underwriter, in whole or in part, for a period of 30 days from the date of the final prospectus supplement.
Common stock to be outstanding after this offering(1)
      shares, or       shares if the underwriter exercises its option to acquire additional shares in full.
Use of proceeds
We intend to use the net proceeds of this offering for general corporate purposes, including maintaining liquidity, supporting core business growth, possible early retirement of debt, future acquisitions, funding working capital needs, and maintaining our capital and liquidity ratios, and the ratios of our Bank, at acceptable levels.
NASDAQ Global Market symbol
BCBP
Risk factors
Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-9 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)
The number of shares of our common stock to be outstanding after the offering is based on actual shares outstanding, in each case as of June 30, 2015, and does not include:

•
289,720 shares of common stock issuable upon exercise of options outstanding under our various equity incentive plans, having a weighted average exercise price of  $11.18 per share; and

•
610,280 shares of common stock reserved for issuance pursuant to our various equity incentive plans.

Summary Historical Financial Data
You should read the following summary historical financial data with our consolidated financial statements and notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which are incorporated by reference in this prospectus supplement. The following tables set forth select consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2014 and at and for the six-month periods ended June 30, 2015 and 2014. The selected results of operations data for the years ended December 31, 2014, 2013 and 2012, and the selected balance sheet data as of December 31, 2014 and 2013, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement. The selected results of operations data for the years ended December 31, 2011 and 2010 and the summary balance sheet data dated as of December 31, 2012, 2011 and 2010 have been derived from our audited financial statements that are not included in this prospectus supplement. The information for the six months ended June 30, 2015 and 2014 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. Historical results are not necessarily indicative of future results, and the results for the six months ended June 30, 2015 are not necessarily indicative of the results that might be expected for the full year.
	At and for Six Months Ended June 30,		At and for Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands except per share data)
Balance Sheet
Securities	$8,963	$107,766	$9,768	$115,320	$165,888	$208,010	$166,670
Loans held for sale	794	3,256	3,325	1,663	1,602	5,856	5,572
Loans	1,406,493	1,111,184	1,224,001	1,034,686	934,664	851,272	781,518
Allowances for credit losses	17,712	14,952	16,151	14,342	12,363	10,509	8,417
Total assets	1,498,088	1,278,375	1,301,900	1,207,959	1,171,358	1,216,908	1,106,888
Deposits	1,178,346	1,009,541	1,028,556	968,670	940,786	977,623	886,288
Borrowings	202,000	155,500	137,124	132,124	131,124	129,531	114,124
Total liabilities	1,392,114	1,175,520	1,199,648	1,107,899	1,079,777	1,116,860	1,007,914
Preferred shareholder’s equity	15,676	13,326	13,326	12,556	8,570	—	—
Common shareholder’s equity	90,298	89,529	88,926	87,504	83,011	100,048	98,974
Total shareholders’ equity	105,974	102,855	102,252	100,060	91,581	100,048	98,974
Income Statement
Interest income	$32,556	$29,404	$60,195	$57,359	$53,647	$52,879	$40,100
Interest expense	6,269	5,096	10,307	10,580	11,947	13,297	13,668
Provision for credit losses	1,850	1,450	2,800	2,750	4,900	4,100	2,450
Noninterest income (expense)	2,992	3,338	3,958	3,375	(7,225)	2,448	14,207
Noninterest expense	21,147	18,022	38,409	31,437	33,889	28,506	22,358
Income (loss) before taxes	6,282	8,174	12,637	15,967	(4,314)	9,424	15,831
Income tax expense (credit)	2,555	3,309	5,047	6,551	(2,252)	3,373	1,505
Net income (loss)	3,727	4,865	7,590	9,416	(2,062)	6,051	14,326
Preferred dividends	403	397	800	559	—	—	—
Net income (loss) available to common Shareholders	3,324	4,468	6,790	8,857	(2,062)	6,051	14,326
Per Common Share Data
Net income (loss), basic	$0.40	$0.54	$0.81	$1.06	$(0.23)	$0.64	$2.06
Net income (loss), diluted	0.39	0.53	0.81	1.06	(0.23)	0.64	2.05
Book value	10.71	10.70	10.59	10.50	9.77	10.51	10.55
Common shares outstanding	8,431	8,371	8,394	8,332	8,497	9,520	9,384

	At and for Six Months Ended June 30,		At and for Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands except per share data)
Weighted average common shares outstanding, basic	8,410	8,346	8,366	8,397	8,943	9,417	6,968
Weighted average common shares outstanding, diluted	8,434	8,396	8,401	8,402	8,943	9,433	6,983
Ratios
Net interest margin	3.87%	4.03%	4.11%	4.06%	3.60%	3.60%	3.05%
Efficiency ratio(1)	72.23	68.31	70.67	62.56	75.43	69.78	79.69
Return (loss) on average assets	0.53	0.79	0.61	0.80	(0.17)	0.54	1.62
Return (loss) on average common equity	7.39	10.01	7.70	10.39	(2.25)	6.14	22.67
Common equity to total assets	6.03	7.00	6.83	7.24	7.09	8.22	8.94
BCB Community Bank:
Total capital (to risk weighted assets)	10.03	12.75	11.73	13.66	14.05	16.42	15.89
Tier 1 capital (to risk weighted assets)	8.78	11.49	10.48	12.41	12.79	15.34	14.95
Tier 1 capital (to average assets)	7.60	8.45	8.33	8.70	8.38	8.66	9.16
Common equity Tier 1 capital (to risk weighted assets)	8.78	11.49	10.48	11.98	12.34	14.68	14.36
BCB Bancorp, Inc.:
Total capital (to risk weighted assets)	10.11	12.42	11.49	13.71	14.13	16.43	15.97
Tier 1 capital (to risk weighted assets)	8.86	11.17	10.23	12.45	12.87	15.35	15.03
Tier 1 capital (to average assets)	7.68	8.22	8.15	8.74	8.44	8.67	9.21
Common equity Tier 1 capital (to risk weighted assets)	7.29	9.72	8.91	10.35	11.16	14.66	14.33
Asset Quality
Non-accrual loans	$19,415	$31,525	$19,604	$20,565	$20,059	$47,825	$41,811
Non-accrual loans to total assets	1.30%	2.47%	1.51%	1.70%	1.71%	3.93%	3.78%
Non-accrual loans to total loans	1.38	2.83	1.60	1.98	2.45	5.61	5.35
Allowance for credit losses to loans	1.26	1.34	1.32	1.38	1.32	1.23	1.08
Allowance for credit losses to non-performing	91.23	47.43	82.39	69.74	54.00	21.97	20.13
Net charge-offs	$289	$840	$991	$771	$3,046	$2,008	$677
Net charge-offs (annualized) to average loans	0.04%	0.16%	0.09%	0.08%	0.36%	0.25%	0.11%

(1)
The summary historical financial data contains certain financial measures, referred to as non-GAAP measures, which are not calculated in accordance with accounting principles generally accepted in the United State of America, or GAAP. The non-GAAP financial measures include “efficiency ratio” defined as noninterest expense divided by the sum of net interest income and noninterest income (excluding securities and loan sale gains/(losses)). The Company’s management uses these non-GAAP measures in its analysis of its performance because it believes these measures are material and will be used as a measure of BCB’s performance by investors. These disclosures should not be considered in isolation or as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. See below for a reconciliation of these measures to their most comparable GAAP measures

	At and for Six Months Ended June 30,		At and for Year Ended December 31,
Non-GAAP Reconciliation (Unaudited)	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands except per share data)
Net Interest Income	$26,287	$24,308	$49,888	$46,779	$41,700	$39,582	$26,432
Noninterest Income	2,992	3,338	3,958	3,375	(7,225)	2,448	14,207
Net Revenue	29,279	27,646	53,846	50,154	34,475	42,030	40,639
Non-Recurring Items
Realized Gains on Sale of Securities	0	1,262	3,511	378	349	18	0
Loss on Bulk Sale of Impaired Loans	0	0	(4,012)	(474)	(10,804)	0	0
Gain on Bargain Purchase	0	0	0	0	0	1,162	12,582
Efficiency Ratio Numerator	29,729	26,384	54,347	50,250	44,930	40,850	28,057
Noninterest Expense	$21,147	$18,022	$38,409	$31,437	$33,889	$28,506	$22,358
Efficiency Ratio	72.23%	68.31%	70.67%	62.56%	75.43%	69.78%	79.69%

RISK FACTORS
Investing in shares of our common stock involves significant risks, including the risks described below. You should carefully consider the following risks, together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing shares of our common stock. Our business, financial condition or results of operations could be negatively affected if the events contemplated by these risks or if additional risks and uncertainties not currently known to us or those that we currently view to be immaterial come to fruition. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.
Risks Related to Our Business
Our loan portfolio consists of a high percentage of loans secured by commercial real estate and multi-family real estate. These loans are riskier than loans secured by one- to four-family properties.
At June 30, 2015, $983.7 million, or 69.9% of our loan portfolio consisted of commercial and multi-family real estate loans. We intend to continue to emphasize the origination of these types of loans. These loans generally expose a lender to greater risk of nonpayment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation and income stream of the collateral that is pledged. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.
Commercial loans and commercial real estate loans generally carry larger balances and can involve a greater degree of financial and credit risk than other loans. As a result, banking regulators continue to give greater scrutiny to lenders with a high concentration of commercial real estate loans in their portfolios, such as us, and such lenders are expected to implement stricter underwriting standards, internal controls, risk management policies, and portfolio stress testing, as well as higher capital levels and loss allowances. The increased financial and credit risk associated with these types of loans are a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, the effects of general economic conditions on income-producing properties, and the increased difficulty of evaluating and monitoring these types of loans. During the recent economic downturn, financial institutions with high commercial real estate loan concentrations were more susceptible to failure. If we cannot effectively manage the risk associated with our high concentration of commercial real estate loans, our financial condition and results of operations may be adversely affected.
We may not be able to successfully maintain and manage our growth.
We continue to execute on our organic branching initiative which is intended to mitigate the location risk of our strong Hudson County concentration, to develop our branch infrastructure in a manner more consistent with the expansion of lending markets and to fill in and grow our branch footprint in a more uniform and coherent fashion, which previously had grown predominately through M&A activity. To this end, we opened a branch in Colonia, New Jersey in July, 2014, one in Fairfield, New Jersey in November, 2014, and one branch in each of Staten Island, New York and Rutherford, New Jersey in February, 2015. We are also looking to open several more branches within the next year.
As we continue to grow through our branching and other strategic initiatives, we cannot be certain as to our ability to manage increased levels of assets and liabilities. We may be required to make additional investments in equipment and personnel to manage higher asset levels and loans balances, which may adversely impact our efficiency ratio, earnings and shareholder returns.
If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.
If our loan customers do not repay their loans according to the terms of their loans, and the collateral securing the payment of their loans is not insufficient to assure repayment, then we may experience significant credit losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not cover losses in our loan portfolio at the date of the financial statements. Material additions to our allowance would materially decrease our net income. At June 30, 2015, our allowance for loan losses totaled $17.7 million, representing 1.26% of total loans or 91.23% of non-accrual loans.
While we have only been operating for fifteen years, we have experienced significant growth in our loan portfolio, particularly our loans secured by commercial real estate. Although we believe we have underwriting standards to manage normal lending risks, and although we had $19.4 million, or 1.30% of total assets consisting of non-accrual loans at June 30, 2015, it is difficult to assess the future performance of our loan portfolio due to the relatively recent origination of many of these loans. We can give you no assurance that our non-performing loans will not increase or that our non-performing or delinquent loans will not adversely affect our future performance.
In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.
The asset quality of our loan portfolio may deteriorate if the economy falters, resulting in a portion of our loans failing to perform in accordance with their terms. Under such circumstances our profitability will be adversely affected.
At June 30, 2015, we had $53.1 million in classified loans of which none were classified as doubtful, $34.5 million were classified as substandard and $18.6 million were classified as special mention. In addition, at that date we had $19.4 million in non-accruing loans. We have adhered to stringent underwriting standards in the origination of loans, but there can be no assurance that loans that we originated will not experience asset quality deterioration as a result of a downturn in the local economy. Should our local economy weaken, our asset quality may deteriorate resulting in losses to the Company.
We depend primarily on net interest income for our earnings rather than fee income.
Net interest income is the most significant component of our operating income. We have significantly less reliance on traditional sources of fee income utilized by some community banks, such as fees from sales of insurance, securities or investment advisory products or services. For the years ended December 31, 2014 and 2013, our net interest income was $49.9 million and $46.8 million, respectively, and for the six months ended June 30, 2015, our net interest income was $26.3 million. The amount of our net interest income is influenced by the overall interest rate environment, competition, and the amount of interest-earning assets relative to the amount of interest-bearing liabilities. In the event that one or more of these factors were to result in a decrease in our net interest income, we do not have significant sources of fee income to make up for decreases in net interest income.
Changes in interest rates could hurt our profits.
Our profitability, like most financial institutions, depends to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements. Factors such as inflation, recession and instability in financial markets, among other factors beyond our control, may affect interest rates.
If interest rates rise, and if rates on our deposits reprice upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread, which would have a negative effect on our profitability. Conversely, decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income.
Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Further, a prolonged period of exceptionally low market interest rates, such as we are currently experiencing, limits our ability to lower our interest expense, while the average yield on our interest-earning assets may continue to decrease as our loans reprice or are originated at these low market rates. Accordingly, our net interest income may continue to decrease, which may have an adverse effect on our profitability. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results.
While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates can still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings.
The building of market share through de novo branching and expansion of our commercial real estate and multi-family lending capacity could cause our expenses to increase faster than revenues.
We intend to continue to build market share through de novo branching and expansion of our commercial real estate and multi-family lending capacity. Since January 1, 2014, we have opened four de novo branches including two in 2014 and two in 2015. Pursuant to our de novo branch expansion strategy, during the year ended December 31, 2014 and six months ended June 30, 2015, we hired 78 and three new full-time equivalent employees, respectively, primarily in the areas of business development, loan administration and customer service. There are considerable costs involved in opening branches and expansion of lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of any of our new branches. Finally, our business expansion may not be successful after establishment of the new branches.
The Dodd-Frank Act, among other things, created a new CFPB, tightened capital standards and will continue to result in new laws and regulations that are expected to increase our costs of operations.
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the current bank regulatory structure and affecting the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, some of the details and impact of the Dodd-Frank Act may not yet be known. Our operating and compliance costs have materially increased and it is expected that the legislation and implementing regulations will continue to increase our operating and compliance costs.
The Dodd-Frank Act created the CFPB with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.
The Dodd-Frank Act requires minimum leverage (Tier 1) and risk-based capital requirements for bank and savings and loan holding companies that are no less than those applicable to banks, which will exclude certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities. Our failure to meet applicable regulatory capital requirements, or to maintain appropriate capital levels in general, could affect customer and investor confidence, our ability to grow, our costs of funds and FDIC insurance costs, our ability to pay dividends on common stock, our ability to make acquisitions, and our business, results of operations and financial conditions, generally.
Effective July 21, 2011, the Dodd-Frank Act eliminated the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts, which could result in an increase in our interest expense.
The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. It also provides that the listing standards of the national securities exchanges shall require listed companies to implement and disclose “clawback” policies mandating the recovery of incentive compensation paid to executive officers in connection with accounting restatements. The legislation also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives. Compliance with these rules will likely increase our overall regulatory compliance costs and may have an adverse effect on our ability to recruit and retain executive officers for the Company and the Bank.
We have become subject to more stringent capital requirements, which may adversely impact our return on equity, or constrain us from paying dividends or repurchasing shares.
In July 2013, the FDIC and the Federal Reserve approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to the Bank and the Company. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.
The final rule includes new minimum risk-based capital and leverage ratios, which became effective for the Bank and the Company on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5%, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.
The application of more stringent capital requirements for the Bank and the Company could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions constraining us from paying dividends or repurchasing shares if we were to be unable to comply with such requirements.
New regulations could restrict our ability to originate and sell mortgage loans.
The CFPB has issued a rule designed to clarify for lenders how they can avoid monetary damages under the Dodd-Frank Act, which would hold lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that meet this “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the CFPB’s rule, a “qualified mortgage” loan must not contain certain specified features, including:
•
excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•
interest-only payments;

•
negative-amortization; and

•
terms longer than 30 years.

Also, to qualify as a “qualified mortgage,” a borrower’s total debt-to-income ratio may not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The CFPB’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, or could make it more expensive and/or time consuming to make these loans, which could limit our growth or profitability.
The Bank’s reliance on brokered deposits could adversely affect its liquidity and operating results.
Among other sources of funds, we rely on brokered deposits to provide funds with which to make loans and provide for other liquidity needs. On June 30, 2015, brokered deposits totaled $64.5 million, or approximately 5.5% of total deposits. The Bank’s primary source for brokered money market deposits is Certificate of Deposit Account Registry Services, or CDARS.
Generally brokered deposits may not be as stable as other types of deposits. In the future, those depositors may not replace their brokered deposits with us as they mature, or we may have to pay a higher rate of interest to keep those deposits or to replace them with other deposits or other sources of funds. Not being able to maintain or replace those deposits as they mature would adversely affect our liquidity. Paying higher deposit rates to maintain or replace brokered deposits would adversely affect our net interest margin and operating results.
Strong competition within our market area may limit our growth and profitability.
Competition is intense within the banking and financial services industry in New Jersey and New York. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources, higher lending limits and offer services that we do not or cannot provide. This competition makes it more difficult for us to originate new loans and retain and attract new deposits. Price competition for loans may result in originating fewer loans, or earning less on our loans and price competition for deposits may result in a reduction of our deposit base or paying more on our deposits.
Adverse events in New Jersey, where our business is concentrated, could adversely affect our results and future growth.
Our business, the location of our branches and the real estate collateralizing our real estate loans are concentrated in New Jersey. As a result, we are exposed to geographic risks. The occurrence of an economic downturn in New Jersey, or adverse changes in laws or regulations in New Jersey, could impact the credit quality of our assets, the business of our customers and our ability to expand our business.
Our success significantly depends upon the growth in population, income levels, deposits and housing in our market area. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may be negatively affected. In addition, the economies of the communities in which we operate are substantially dependent on the growth of the economy in the State of New Jersey. To the extent that economic conditions in New Jersey are unfavorable or do not continue to grow as projected, the economy in our market area would be adversely affected. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our market area if they do occur.
In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of June 30, 2015, approximately 98% of our total loans were secured by real estate. Adverse developments affecting commerce or real estate values in the local economies in our primary market areas could increase the credit risk associated with our loan portfolio. In addition, a significant percentage of our loans are to individuals and businesses in New Jersey. Our business customers may not have customer bases that are as diverse as businesses serving regional or national markets. Consequently, any decline in the economy of our market area could have an adverse impact on our revenues and financial condition. In particular, we may experience increased loan delinquencies, which could result in a higher provision for loan losses and increased charge-offs. Any sustained period of increased non-payment, delinquencies, foreclosures or losses caused by adverse market or economic conditions in our market area could adversely affect the value of our assets, revenues, results of operations and financial condition.
Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.
Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches (including privacy breaches and cyber-attacks), but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. Although we take protective measures, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security.
In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.
There have been increasing efforts on the part of third parties, including through cyber-attacks, to breach data security at financial institutions or with respect to financial transactions. There have been several recent instances involving financial services and consumer-based companies reporting the unauthorized disclosure of client or customer information or the destruction or theft of corporate data. In addition, because the techniques used to cause such security breaches change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. The ability of our customers to bank remotely, including online and through mobile devices, requires secure transmission of confidential information and increases the risk of data security breaches.
The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.
We operate in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.
We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on us and our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on our results of operations and financial condition.
Like other bank holding companies and financial institutions, we must comply with significant anti-money laundering and anti-terrorism laws. Under these laws, we are required, among other things, to enforce a customer identification program and file currency transaction and suspicious activity reports with the federal government. Government agencies have substantial discretion to impose significant monetary penalties on institutions which fail to comply with these laws or make required reports. Because we operate our business in the highly urbanized greater Newark/New York City metropolitan area, we may be at greater risk of scrutiny by government regulators for compliance with these laws.

We could be adversely affected by failure in our internal controls.
A failure in our internal controls could have a significant negative impact not only on our earnings, but also on the perception that customers, regulators and investors may have of us. We continue to devote a significant amount of effort, time and resources to continually strengthening our controls and ensuring compliance with complex accounting standards and banking regulations.
Risks Related to Owning Our Common Stock and this Offering
Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of products and cause the price of our common stock to decline.
We may be unable to, or choose not to, pay dividends on our common stock.
We cannot assure you of our ability to continue to pay dividends. Our ability to pay dividends depends on the following factors, among others:
•
We may not have sufficient earnings, since our primary source of income, the payment of dividends to us by our subsidiary bank, is subject to federal and state laws that limit the ability of the Bank to pay dividends;

•
FRB policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition; and

•
Our board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of our operations, is a better strategy.

If we fail to pay dividends, capital appreciation, if any, of our common stock may be the sole opportunity for gains on an investment in our common stock. In addition, in the event our subsidiary bank becomes unable to pay dividends to us, we may not be able to service our debt or pay our other obligations or pay dividends on our common stock and preferred stock. Accordingly, our inability to receive dividends from our subsidiary banks could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in our common stock.
Our common stock is subordinate to our existing and future preferred stock in the payment of dividends and liquidation and subordinate to our current and future indebtedness.
As of the date of this prospectus supplement, we had outstanding 235 shares of our Series C 6% Noncumulative Perpetual Preferred Stock, 478 shares of our Series B 6% Noncumulative Perpetual Preferred Stock and 865 shares of our Series A 6% Noncumulative Perpetual Preferred Stock. These shares have rights that are senior to our common stock. Holders of our preferred stock are entitled to receive discretionary, non-cumulative dividends, payable quarterly, on or about each April 15, July 15, October 15 and December 15. The dividend rate is fixed at 6%.
Payments on the preferred stock as described in the paragraph above, if any, are to be made before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of our preferred stock must be satisfied in full before any distributions can be made to the holders of our common stock. Our board of directors has the authority to issue an aggregate of up to 10,000,000 shares of preferred stock, and to determine the terms of each issue of preferred stock, without shareholder approval. Accordingly, you should assume that any shares of preferred stock that we may issue in the future will also be senior to our common stock. Because our decision to issue preferred equity securities in the future will depend on market conditions and other factors beyond our control, the amount, timing, nature or success of our future capital raising efforts is uncertain. Thus, holders of our common stock bear the risk that our future issuances of preferred equity securities will negatively affect the market price of our common stock.
In addition, our common stock will rank junior to all existing and future indebtedness and other non-equity claims. Our existing and future indebtedness may also restrict payment of dividends on common stock. As of June 30, 2015, our indebtedness and obligations, on a consolidated basis, totaled approximately $202 million.
The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at a time or price they find attractive.
Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. In addition to those described in “Special Note Regarding Forward-Looking Statements,” these factors include, among others:
•
Actual or anticipated quarterly fluctuations in our operating results and financial condition;

•
Changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•
Failure to declare dividends on our common stock from time to time;

•
Failure to meet analysts’ revenue or earnings estimates;

•
Reports in the press or investment community generally or relating to our reputation or the financial services industry;

•
Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions, or financings;

•
Fluctuations in the stock price and operating results of our competitors;

•
Future sales of our equity securities;

•
Proposed or final regulatory changes or developments;

•
Anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us;

•
Domestic and international economic and political factors unrelated to our performance; and

•
General market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.
Trading in our common stock has been moderate. As a result, shareholders may not be able to quickly and easily sell their common stock, particularly in large quantities.
Although our common stock is listed for trading on the NASDAQ Global Market and a number of brokers offer to make a market in our common stock on a regular basis, trading volume to date has been limited, averaging approximately 5,033 shares per day during 2014 and 2,896 shares per day through June 30, 2015. There can be no assurance that a more active and liquid market for our common stock will develop or can be maintained. As a result, shareholders may find it difficult to sell a significant number of shares of our common stock at the prevailing market price.

We may issue additional equity securities, or engage in other transactions which could dilute our book value or affect the priority of our common stock, which may adversely affect the market price of our common stock.
Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock, preferred stock or other securities. Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors, some of which are beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be effected. Such offerings could be dilutive to holders of our common stock. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then-current holders of our common stock. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation of the Company, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.
Anti-takeover provisions could negatively impact our shareholders.
Provisions of our certificate of incorporation and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our board of directors.
An investment in our common stock is not an FDIC insured deposit and is subject to risk of loss.
Your investment in our common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, including the loss of your entire investment.

USE OF PROCEEDS
We intend to use the net proceeds of this offering (after deducting underwriter’s discounts and estimated expenses payable by us) of approximately $      million (or approximately $      million if the underwriter exercises its over-allotment option in full) for general corporate purposes, including maintaining liquidity, supporting core business growth, possible early retirement of debt, future acquisitions, funding working capital needs and maintaining our capital and liquidity ratios, and the ratios of our bank, at acceptable levels. We have not specifically allocated the amount of net proceeds to us that will be used for these purposes and our management will have broad discretion over how these proceeds are used. Although we may, from time to time in the ordinary course of our business evaluate potential acquisitions, we do not have any arrangements, agreements or understandings relating to any acquisitions. See “Prospectus Summary — Our History and Market Growth Strategy.”
Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION
The following table sets forth, on a consolidated basis, our capitalization, including regulatory capital ratios as of June 30, 2015:
•
on an actual basis; and

•
on an “as adjusted” basis after giving pro forma effect to the sale of 3,363,364 shares of our common stock in this offering assuming a public offering price of  $11.00 per share, which is the last reported sale price of our common stock on NASDAQ Global Market as of September 11, 2015, as if the offering had been completed on June 30, 2015 (assuming the net proceeds of the offering are $37.3 million, after deducting the estimated underwriting discount and estimated offering expenses, and the underwriters’ over-allotment option is not exercised).

The “as adjusted” information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with our consolidated financial statements and the notes thereto for the year ended December 31, 2014, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2014, the unaudited consolidated financial statements and the notes thereto for the six months ended June 30, 2015, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and the “Summary Historical Financial Data” and “Use of Proceeds” sections included in this prospectus supplement, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of June 30, 2015
(In thousands, except share and per share data)	Actual	As Adjusted
Capitalization:
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, Issued and outstanding 865 shares of Series A, 478 shares of Series B, and 235 shares of Series C, each 6% noncumulative perpetual preferred stock (liquidation value $10,000 per share), actual and as adjusted	—	—
Additional paid-in capital preferred stock	15,676	15,676
Common stock, $0.064 stated value; 20,000,000 shares authorized, issued 10,960,399 shares at June 30, 2015 and outstanding 8,431,136 shares	701	926
Additional paid-in-capital common stock	93,139	130,194
Retained earnings	26,955	26,955
Accumulated other comprehensive gain (loss)	(1,401)	(1,401)
Treasury stock, at cost, 2,529,263 shares	(29,096)	(29,096)
Total shareholders’ equity	105,974	143,254
Capital Ratios(1):
BCB Community Bank:
Total capital (to risk weighted assets)	10.03%	12.92%
Tier 1 capital (to risk weighted assets)	8.78	11.68
Tier 1 capital (to average assets)	7.60	10.13
Common equity Tier 1 Capital (to risk weighted assets)	8.78	11.68
BCB Bancorp, Inc.:
Total capital (to risk weighted assets)	10.11%	13.00%
Tier 1 capital (to risk weighted assets)	8.86	11.75
Tier 1 capital (to average assets)	7.68	10.20
Common equity Tier 1 Capital (to risk weighted assets)	7.29	10.20

(1)
The as-adjusted capital ratios assume the initial deployment of the net proceeds of the offering in short term investments carrying a 20% risk weighting under applicable regulations.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED
Our common stock is listed on the NASDAQ Global Market under the symbol “BCBP.” The following table sets forth the high and low sales prices for our common stock as reported by the NASDAQ Global Market for the periods indicated, as well as dividends declared per share in each of these periods.
	High	Low	Dividends Declared
2015
Third Quarter (through September 11, 2015)	$12.29	$10.94	$0.14
Second Quarter	$12.50	$11.74	$0.14
First Quarter	$12.47	$11.11	$0.14
2014
Fourth Quarter	$13.30	$11.59	$0.14
Third Quarter	$13.50	$12.57	$0.14
Second Quarter	$13.80	$12.90	$0.14
First Quarter	$13.90	$12.62	$0.12
2013
Fourth Quarter	$14.70	$10.68	$0.12
Third Quarter	$10.99	$10.25	$0.12
Second Quarter	$11.30	$9.85	$0.12
First Quarter	$10.23	$8.75	$0.12
On September 11, 2015, the closing price for our common stock as reported on the NASDAQ Global Market was $11.00. As of September 11, 2015, there were 1,576 shareholders of record of our common stock.
The timing and amount of future dividends are at the discretion of our board of directors and will depend upon our consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to us by our subsidiaries, applicable government regulations and policies and other factors considered relevant by our board of directors. Our board of directors anticipates that we will continue to pay quarterly dividends in amounts determined based on the factors discussed above. However, there can be no assurance that we will continue to pay dividends on our common stock at the current levels or at all. Capital distributions by our subsidiaries, including dividends, are subject to restrictions tied to such institution’s earnings. For a description of these restrictions, see the section of our Annual Report on Form 10-K for the year ended December 31, 2014 entitled “Business — Bank Regulation,” which is incorporated by reference herein. Our Bank is subject to legal limitations on the amount of dividends that can be paid to us without prior approval of the applicable regulatory agencies. At June 30, 2015, our Bank could pay dividends to us to the extent of its earnings so long as it maintained required capital ratios.

UNDERWRITING
We are offering the shares of our common stock described in this prospectus supplement through Sandler O’Neill & Partners, L.P., or Sandler O’Neill or the underwriter, as the sole underwriter. We have entered into an underwriting agreement with Sandler O’Neill, dated      , 2015, with respect to the shares of common stock being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to Sandler O’Neill, and Sandler O’Neill has agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, all of the shares of common stock being offered by this prospectus supplement.
The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below.
Over-Allotment Option
We have granted the underwriter an option, exercisable no later than 30 days after the date of this prospectus supplement, to purchase up to an aggregate of       additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional shares of common stock in proportion to their respective initial purchase amounts.
Discounts and Expenses
The underwriter proposes to initially offer shares of our common stock directly to the public at $      per share. After the offering, the underwriter may change the public offering price and other selling terms. If all of the shares of our common stock are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms.
The following table shows the per share and total underwriting discount that we will pay to the underwriter and the proceeds before expenses to us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase       additional shares of our common stock.
Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to us, before expenses	$	$	$
We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $      and are payable by us. In addition, we have agreed to reimburse the underwriter for its reasonable out-of-pocket expenses incurred in connection with the offering up to an amount not to exceed $     , including, without limitation, certain disbursements, fees and expenses of underwriter’s legal counsel and marketing, syndication and travel expenses. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting compensation for this offering.

Lock-Up Agreements
We, and each of our executive officers and directors, have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriter, subject to limited exceptions:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement in connection therewith under the Securities Act; or

•
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock or such other securities, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other such securities, in cash or otherwise.

These restrictions will be in effect for a period of       days after the date of the underwriting agreement. The underwriter may, in its sole discretion, waive or release all or some of the securities from these lock-up agreements.
Indemnification and Contribution
We have agreed to indemnify the underwriter and its affiliates, selling agents and controlling persons against certain liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.
NASDAQ Global Market Listing
The shares of our common stock in this offering have been approved for listing and will be eligible for trading on the NASDAQ Global Market under the symbol “BCBP.”
Stabilization
In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress.
Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising the over-allotment option and/or purchasing shares in the open market.
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option, and therefore has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing, there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. The underwriter may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive Market Making
In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker’s bid, the bid must then be lowered when specified purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and may end passive market making activities at any time.
Electronic Distribution
A prospectus and prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than this prospectus and prospectus supplement in electronic format, the information on the underwriter’s websites and any other information contained on any other website maintained by the underwriter is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by the underwriter or us and should not be relied upon by investors.
Our Relationship with the Underwriter
From time to time, the underwriter and its affiliates have provided, and may in the future perform, investment banking services and financial advisory services to us in the ordinary course of their respective businesses, for which it will receive customary compensation.
Other Considerations
It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

LEGAL MATTERS
The validity of the securities offered pursuant to this prospectus supplement has been passed upon by Covington & Burling LLP, New York, New York. Day Pitney LLP, Parsippany, New Jersey, is counsel for the underwriter in connection with this offering.
EXPERTS
The audited annual consolidated financial statements of BCB Bancorp, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and the effectiveness of our internal control over financial reporting as of such date have been audited by Baker Tilly Virchow Krause, LLP, our independent registered public accounting firm, as set forth in its reports included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.
With respect to the unaudited interim consolidated financial information of BCB Bancorp, Inc. appearing in our Quarterly Report on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015 that are incorporated herein by reference, our independent registered public accounting firm has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in its separate reports included therein, it did not audit and it does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, the reports on our unaudited interim consolidated financial information should not be considered a part of the registration statement prepared or certified by our independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website, www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, we maintain a corporate website, www.bcbcommunitybank.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.
We have filed with the SEC under the Securities Act a registration statement on Form S-3, which registers the offer and sale of these securities. You should read the registration statement and the exhibits filed with or incorporated by reference into the registration statement for further information about us and the securities. Statements contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information that we file with it into this prospectus supplement. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents that we have previously filed with the SEC (File No. 000-50275) are incorporated by reference herein:
•
our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015;

•
the information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2015;

•
our Quarterly Reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015, filed with the SEC on May 7, 2015 and August 7, 2015, respectively;

•
our Current Reports on Form 8-K filed with the SEC on February 23, 2015, April 17, 2015 (solely with respect to the information set forth under Item 8.01 thereof), April 24, 2015, July 14, 2015, July 21, 2015 (solely with respect to the information set forth under Item 8.01 thereof) and September 11, 2015; and

•
the description of our common stock set forth in the registration statement on Form 8-K12G (No. 000-50275) and any amendment or report filed with the SEC for the purpose of updating this description filed on May 1, 2003.

All reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (excluding all information furnished in such reports, including under Item 2.02, Item 7.01 or Item 9.01 of Form 8-K) will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.
This prospectus supplement and the accompanying prospectus, as further supplemented, may contain information that updates, modifies or is contrary to the information in one or more of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have prepared that relates to a particular offering. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement, the date of the accompanying prospectus or the date of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, respectively.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, but not delivered with the prospectus supplement and accompanying prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement or the accompanying prospectus incorporates. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:
Corporate Secretary
BCB Bancorp, Inc.
104-110 Avenue C
P.O. Box 3005
Bayonne, New Jersey 07002
(201) 823-0700

PROSPECTUS
$50,000,000
BCB Bancorp, Inc.

Debt Securities
Common Stock
Preferred Stock
Depository Shares
Warrants
Purchase Contracts
Units

We may offer and sell from time to time up to $50.0 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of common stock; shares of preferred stock; depositary shares; purchase contracts; warrants to purchase other securities; and units consisting of any combination of the above securities. This prospectus provides you with a general description of the securities listed above. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.
Our common stock is traded on the Nasdaq Global Market under the symbol “BCBP.”
This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement and any applicable pricing supplement for those securities.
You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” on page 4 of this prospectus, in any prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2014.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT
We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:
•
this prospectus, which provides general information, some of which may not apply to your securities;

•
a prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities and which may not include information relating to the prices of the securities being offered; and

•
if necessary, a pricing supplement, which describes the pricing terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the prospectus, you should rely on the information in the following order of priority:
•
the pricing supplement, if any;

•
the prospectus supplement; and

•
this prospectus.

We include cross-references in this prospectus and the prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.
i

ii

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, or units consisting of a combination of any of the securities described in this prospectus in one or more offerings, up to a total dollar amount of  $50.0 million. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of the offer. The prospectus supplement and any pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “BCB Bancorp,” the “Company,” “we,” “us,” “our” or similar references mean BCB Bancorp, Inc. and references to the “Bank” mean BCB Community Bank.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.
SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K, as amended	Year ended December 31, 2013
Quarterly Report on Form 10-Q	Quarter ended March 31, 2014 Quarter ended June 30, 2014
Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	February 2, 2014, February 24, 2014, March 6, 2014, March 18, 2014, April 3, 2014, April 25, 2014, June 5, 2014, August 7, 2014, October 8, 2014 and October 21, 2014
The description of our common stock set forth in the registration statement on Form 8-K12G (No. 000-50275) and any amendment or report filed with the SEC for the purpose of updating this description	May 1, 2003
In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.
The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:
Corporate Secretary
BCB Bancorp, Inc.
104-110 Avenue C
P.O. Box 3005
Bayonne, New Jersey 07002
(201) 823-0700
In addition, we maintain a corporate website, www.bcbbancorp.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make statements in this prospectus and the documents incorporated into it by reference that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possible materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.
Factors that could cause future results to vary from current management expectations as reflected in our forward looking statements include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation (“FDIC”) insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; changes in our ability to access cost-effective funding; deposit flows; inflation; demands for loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in our ability to manage market risk, credit risk and operational risk; our ability to enter new markets successfully; changes in accounting principles, policies or guidelines; our ability to successfully integrate acquired businesses; changes in consumer spending; our ability to retain key employees; changes in real estate values; expanded regulatory requirements as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.
You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.
RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, the prospectus supplement or any applicable pricing supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OUR COMPANY
We are a New Jersey corporation formed in 2003 to become the holding company for BCB Community Bank. We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. At June 30, 2014, we had total assets of  $1.3 billion, deposits of  $1.0 billion and total stockholders’ equity of  $102.9 million.
BCB Community Bank, formerly known as Bayonne Community Bank, was chartered as a New Jersey bank on October 27, 2000, and BCB Community Bank opened for business on November 1, 2000. BCB Community Bank operates through 12 branches in Bayonne, Hoboken, Jersey City, Monroe Township, South Orange and Woodbridge, New Jersey, and through BCB’s executive office located at 104-110 Avenue C, Bayonne, New Jersey 07002. BCB Community Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation and BCB Community Bank is a member of the Federal Home Loan Bank System.
BCB Community Bank is a community-oriented financial institution. Its business is to offer FDIC-insured deposit products and to invest funds held in deposit accounts at BCB Community Bank, together with funds generated from operations, in investment securities and loans. BCB Community Bank offers its customers:
•
loans, including commercial and multi-family real estate loans, one- to four-family mortgage loans, home equity loans, construction loans, consumer loans and commercial business loans. In recent years, the primary growth in BCB Community Bank’s loan portfolio has been in loans secured by commercial real estate and multi-family properties;

•
FDIC-insured deposit products, including savings and club accounts, non-interest bearing accounts, money market accounts, certificates of deposit and individual retirement accounts; and

•
retail and commercial banking services, including wire transfers, money orders, traveler’s checks, safe deposit boxes, a night depository, bond coupon redemption and automated teller services.

Our principal executive offices are located at 104-110 Avenue C, Bayonne, New Jersey 07002, and our telephone number is (201) 823-0700.
Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
	Six Months Ended June 30, 2014	Years Ended December 31,
		2013	2012	2011	2010	2009
Ratios of Earnings to Fixed Charges:
Including deposit interest	1.91	2.45	*	1.69	2.14	1.42
Excluding deposit interest	2.76	3.96	*	2.77	3.91	2.24
Ratios of Earnings to Fixed Charges and Preferred Stock Dividends:
Including deposit interest	1.86	2.34	*	1.69	2.14	1.42
Excluding deposit interest	2.57	3.52	*	2.77	3.91	2.24
For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” consist of interest on borrowings, including one-third of rent expense, which approximates the interest component of rent expense. In addition, where indicated, fixed charges includes interest on deposits. We currently have 1,343 shares of Series A and B 6% Noncumulative Perpetual Preferred Stock outstanding and have paid preferred stock dividends starting in the first quarter of 2013. A statement setting forth details of the computation of the ratios of earnings to fixed charges is included as Exhibit 12.1 to the registration statement of which this prospectus is a part. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.
*Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges.
USE OF PROCEEDS
The Company intends to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. The Company’s general corporate purposes will likely include support for organic growth, and may also include, among other things, financing possible acquisitions of branches or other financial institutions, diversification into other banking-related businesses, extending credit to, or funding investments in, our subsidiaries, repaying, reducing or refinancing indebtedness, or repurchasing our outstanding common stock.
The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of the securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies to support our growth, to fund our subsidiaries, or otherwise.

REGULATION AND SUPERVISION
As a bank holding company controlling the Bank, we are subject to the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) under the BHCA applicable to bank holding companies. We are required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the SEC.
Our banking subsidiary, BCB Community Bank, is a bank organized under the laws of New Jersey. The lending, investment, and other business operations of the Bank are governed by New Jersey law and regulations and the Bank is prohibited from engaging in any operations not specifically authorized by such laws and regulations. The Bank is subject to extensive regulation by the New Jersey Department of Banking and Insurance (“NJDBI”) and to a lesser extent by the Federal Deposit Insurance Corporation (“FDIC”), as its deposit insurer as well as by the Federal Reserve Board. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.
These regulatory authorities have extensive enforcement authority over the institutions that they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound banking practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions. Any change in laws and regulations, whether by the NJDBI, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on us, our operations and our stockholders.
Because we are a holding company, our rights and the rights of our creditors and the holders of the securities we are offering under this prospectus to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.
In addition, dividends, loans and advances from the Bank to us are restricted by state and federal law.
For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us and the Bank, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2013, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund that insures deposits of the Bank, rather than for the protection of security holders.

DESCRIPTION OF THE SECURITIES
This prospectus contains a summary of the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts and units that may be offered under this prospectus. The following summaries are not meant to be a complete description of each security. However, this prospectus, the prospectus supplement and the pricing supplement, if applicable, contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.
Description of Debt Securities
General
We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” and subordinated debt securities will be issued under a separate indenture, referred to in this section as the “subordinated indenture.” The senior indenture and the subordinated indenture are referred to in this section as the “indentures.” The senior debt securities and the subordinated debt securities are referred to in this section as the “debt securities.” The debt securities will be our direct unsecured general obligations.
This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
The following briefly describes the general terms and provisions of the debt securities and the indentures. We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures, including the forms of debt securities, as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.
Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.
Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.
The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred shareholders of our subsidiaries.
Terms of Each Series of Debt Securities Provided in the Prospectus Supplement
A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:
•
the form and title of the debt securities;

•
whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•
the principal amount of the debt securities;

•
the denominations in which the debt securities will be issued;

•
the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•
the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•
any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•
the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•
the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities will be payable;

•
the rate or rates which the debt securities will bear interest and the interest payment dates for the debt securities;

•
any mandatory or optional redemption provisions;

•
the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•
any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•
any deletion from, changes of or additions to the covenants or the Events of Default (as defined below) under “Provisions in Both Indentures — Events of Default and Remedies”;

•
any changes to the terms and condition upon which the debt securities can be defeased or discharged;

•
any restriction or other provision with respect to the transfer or exchange of the debt securities;

•
the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

•
any other terms of the debt securities (Section 301).

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 1002).
Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof (Section 101).
Provisions Only in the Senior Indenture
Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture
Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)
Subordinated Debt Securities Intended to Qualify as Tier 2 Capital
Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Federal Reserve Board for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:
•
be unsecured;

•
have an average maturity of at least five years;

•
be subordinated in right of payment;

•
not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer;

•
not contain provisions permitting the issuer of the debt to redeem the security prior to the maturity date without prior approval of the Federal Reserve; and

•
not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Provisions in Both Indentures
Consolidation, Merger or Asset Sale
Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.
However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which require that:
•
the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•
the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•
immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies
In the indentures, Default with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.
In the indentures, Event of Default with respect to any series of debt securities means any of the following:
•
failure to pay the principal of or any premium on any debt security of that series when due;

•
failure to pay interest on any debt security of that series for 30 days;

•
subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•
our bankruptcy, insolvency or reorganization; or

•
any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)
Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)
An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.
Modification of Indentures
Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)
In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:
•
curing ambiguities or correcting defects or inconsistencies;

•
evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•
providing for a successor trustee;

•
qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•
complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•
adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations
We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)
We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.
Information Concerning the Indenture Trustee
Under provisions of the indentures and the Trust Indenture Act, if a trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign in the manner provided by the indentures. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.
The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)
Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)
The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.
Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)
No Personal Liability of Officers, Directors, Employees or Shareholders
Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities by way of his or her status. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Global Securities; Book Entry Only System
Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of  $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)
Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary”, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See “Description of Global Securities,” for the procedures for transfer of interests in securities held in global form.
Description of Common Stock
We are authorized to issue 30,000,000 shares of capital stock, 20,000,000 of which are shares of common stock, having a stated value of  $0.064 per share, and 10,000,000 of which are shares of preferred stock, par value of  $0.01 per share. As of June 30, 2014, we had 8,371,364 shares of common stock outstanding, and 1,343 shares of Series A and B 6% Noncumulative Perpetual Preferred Stock outstanding.
Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.
Common Stock
Dividends.   BCB can pay cash dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of BCB are entitled to receive and share equally in such dividends as may be declared by the Board of Directors of BCB out of funds legally available therefor. Dividends from BCB will depend, in large part, upon receipt of cash dividends from BCB Community Bank.
Voting Rights.   The holders of the common stock of BCB possess voting rights in BCB. Each holder of common stock is generally entitled to one vote per share and does not have any right to cumulate votes in the election of directors.
Liquidation.   In the event of any liquidation, dissolution or winding up of BCB Community Bank, BCB, as holder of BCB Community Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of BCB Community Bank, including all deposit accounts and accrued interest thereon, all assets of BCB Community Bank available for distribution. In the event of liquidation, dissolution or winding up of BCB, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of BCB available for distribution.
Rights to Buy Additional Shares.   Holders of the common stock of BCB are not entitled to preemptive rights with respect to any shares that may be issued. Preemptive rights are the priority right to buy additional shares if BCB issues more shares in the future. The common stock is not subject to redemption.
No Preemptive or Redemption Rights.   Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Provisions in BCB’s Certificate of Incorporation, Bylaws and Federal Law Affecting BCB’s Shareholders
BCB’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the BCB board of directors or management more difficult. Such provisions include, among others, the requirement of a majority vote of shareholders to amend the bylaws, a classified board of directors and restrictions on the calling of special meetings of shareholders that do not provide for the calling of special meetings by the shareholders. The foregoing is qualified in its entirety by reference to BCB’s certificate of incorporation and bylaws, both of which are on file with the SEC.
The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of BCB. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of BCB’s voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BCB, could constitute acquisition of control of the bank holding company.
Directors.   The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of BCB’s board of directors. Further, BCB’s policies impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors at an annual meeting of shareholders.
Restrictions on Call of Special Meetings.   A special meeting of shareholders may be called by a majority vote of the board of directors. The purpose of special meetings must be sent to each shareholder entitled to vote no less than ten nor more than sixty days before the meeting.
Authorized but Unissued Shares.   BCB has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of BCB Bancorp, Inc.” The certificate of incorporation authorizes 10,000,000 shares of serial preferred stock. BCB is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of BCB that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of BCB.
Amendments to Bylaws.   Amendments to bylaws may be adopted, amended or repealed by vote of a majority of the directors then in office or by a vote of the majority of the stock outstanding and entitled to vote. Any by-law, whether adopted, amended or repealed by the shareholders or directors, may be amended or reinstated by the shareholders or directors.
Change of Control Regulations
Under the Change in Bank Control Act, no person may acquire control of a state non-member bank unless the FDIC has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. Similarly, no person may acquire control of the parent bank holding company of a state bank unless the Federal Reserve has been given 60 days prior written notice and has not issued a notice disapproving of the proposal acquisition.
Control, as defined under federal law, means ownership, control of or holding with power to vote 25% or more of any class of voting stock. Acquisition of more than 10% of any class, subject to rebuttal, Banks or bank holding company’s voting securities is presumed to constitute control of, subject to rebuttal, of the acquirer has securities regulated under the Securities Exchange Act of 1934 or no other person will hold a greater percentage of that class of voting securities after the acquisition.
An acquisition of control may be disapproved if the regulators finds, among other things, that:
1.
the acquisition would result in a monopoly or substantially lessen competition;

2.
the financial condition of the acquiring person or the financial prospects of the institution is such as might jeopardize the financial stability of the institution or prejudice the interests of depositors;

3.
the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person, or

4.
the proposed acquisition would result in an adverse effect on the Deposit Insurance Fund. If a company or existing bank holding seeks to acquire control of a state bank or bank holding company, filings must be made under the Bank Holding Company Act and the Federal Reserve Board must issue its approval of the transaction prior to its consummation. The standards reviewed by the Federal Reserve Board in such a case are similar to those referenced above.

Description of Preferred Stock
The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our certificate of incorporation or the certificate of amendment pursuant to applicable New Jersey law with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.
General
Our certificate of incorporation permits our board of directors to authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.01, in one or more series, without stockholder action. The board of directors can fix the number of shares to be included in each such series, and the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control.
The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:
•
the designation and stated value per share of the preferred stock and the number of shares offered;

•
the amount of liquidation preference per share;

•
the price at which the preferred stock will be issued;

•
the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•
any redemption or sinking fund provisions;

•
any conversion provisions; and

•
any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, which we call depositary shares. See “Description of Depositary Shares,” below.
Rank
Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:
•
senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•
equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•
junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends
Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.
Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.
No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.
Our ability to pay dividends on our preferred stock is limited by the New Jersey State Business Corporation Law.
Rights Upon Liquidation
If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.
Redemption
We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.
In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.
On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.
Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.
Voting Rights
Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our certificate of incorporation.
Exchangeability
The terms on which shares of preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.
Unless otherwise indicated in a prospectus supplement, each series of preferred stock may be deposited with, or on behalf of, DTC or any successor depositary and represented by one or more global securities registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global securities will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See “Description of Global Securities” for the procedures for transfer of interests in securities held in global form.
Description of Depositary Shares
General
We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.
The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.
If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
Withdrawal of Stock
Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.
Redemption of Depositary Shares
Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.
After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.
Voting the Depositary Shares
Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.
Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Notices
The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.
Limitation of Liability
Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Description of Warrants
We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.
The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:
•
the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•
the currency or currency units in which the offering price, if any, and the exercise price are payable;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
any applicable anti-dilution provisions;

•
any applicable redemption or call provisions;

•
the circumstances under which the warrant exercise price may be adjusted;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•
any applicable material United States federal income tax consequences;

•
the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•
the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•
the designation and terms of the debt securities, preferred stock, depositary shares or common stock purchasable upon exercise of the warrants;

•
the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•
if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•
if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•
the principal amount of debt securities, the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•
if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•
information with respect to book-entry procedures, if any;

•
the antidilution provisions of the warrants, if any;

•
any redemption or call provisions;

•
whether the warrants are to be sold separately or with other securities as parts of units; and

•
any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Purchase Contracts
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.
The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:
•
whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•
whether the purchase contracts are to be prepaid or not;

•
whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•
any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•
United States federal income tax considerations relevant to the purchase contracts; and

•
whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.
Description of Units
We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement may describe:
•
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•
any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•
the terms of the unit agreement governing the units;

•
United States federal income tax considerations relevant to the units; and

•
whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.
Description of Global Securities
Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and the securities will be registered in the name of Cede & Co. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.
Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our certificate of incorporation or the applicable indenture, warrant agreement or applicable security. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.
Because DTC can act only on behalf of participants, who in turn act only on behalf of participants or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.
DTC will take any action permitted to be taken by a registered holder of any securities under our certificate of incorporation or the relevant indenture, warrant agreement, or other applicable security only at the direction of one or more participants to whose accounts with DTC such securities are credited.
Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:
•
DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•
we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, warrant agreement, guarantee or other security that the global security will be exchangeable for definitive securities in registered form; or

•
there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.
Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our certificate of incorporation or the relevant indenture, warrant agreement or other security.
Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.
Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, any trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of the security may be required to be made in immediately available funds.
PLAN OF DISTRIBUTION
We may sell our securities in any of three ways (or in any combination thereof):
•
through underwriters or dealers;

•
directly to purchasers; or

•
through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such stock, including:
•
the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them;

•
the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•
any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.
Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
LEGAL OPINION
The validity of the securities offered hereby will be passed upon for us by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.
EXPERTS
The consolidated statements of financial condition of BCB Bancorp, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of BCB Bancorp’s internal control over financial reporting as of December 31, 2013, have been audited by Baker Tilly Virchow Krause, LLP (formerly ParenteBeard LLC), an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2013, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$40 Million

BCB BANCORP, INC.
Common Stock

PROSPECTUS SUPPLEMENT

           , 2015